Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of February 19, 2010 (the “Effective Date”), by and between Patriot Risk Management, Inc. (the “Company”), a corporation organized under the laws of Delaware, with its principal administrative office at 401 East Las Olas Boulevard, Suite 1540, Fort Lauderdale, Florida 33301, and Judith L. Haddad (“Executive”).

WHEREAS, the Company wishes to assure itself of the services or continued services of Executive for the period provided in this Agreement; and

WHEREAS, Executive is willing to serve (or continue to serve) in the employ of the Company on a full-time basis for said period.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	Position and Responsibilities. The Company is agreeing to employ Executive and Executive accepts employment as the Senior Vice President and Chief Information Officer of the Company on the terms and conditions set forth herein. Executive shall perform the duties and accept the responsibilities and authority commensurate with these positions. She shall report to the Chief Executive Officer and the Board of Directors of the Company (the “Board”). Executive shall also perform such other duties as may from time to time be assigned to Executive by the Chairman of the Board or the Board itself. Executive also agrees to serve, if elected, as an officer or director of any direct or indirect subsidiary of the Company (individually, a “Subsidiary” or collectively, the “Subsidiaries”).

2.	Term. The period of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue for a period of 12 full calendar months thereafter (the “Initial Term”) provided that such term shall be automatically extended for one additional 12-month period commencing at the end of the initial Term, and successively thereafter for additional 12 month periods (each such period an “Additional Term”), unless either party gives notice at least 90 days prior to the end of the applicable Term. The date of expiration of the Employment Term shall be referred to herein as the “Termination Date.”

3.	Extent of Services. During the term of this Agreement, Executive shall not accept or be employed by any other entity or individual without the Company’s written consent. Executive may volunteer her time for any charitable or not-for-profit enterprise so long as her involvement does not impair or interfere with her duties, responsibilities and authority of the position. Executive will comply with all codes of conduct, personnel policies and procedures applicable to senior executives of the Company including, without limitation, policies regarding sexual harassment, conflicts of interest and insider trading.

4.	Compensation.

(a)	Salary. During the term of this Agreement, the Company shall pay Executive an annual salary of two hundred ten thousand dollars ($210,000) payable in accordance with the Company’s regular payroll procedures. Annually, the Company will review possible increases in Executive’s salary with any such increases subject to the determination of the Board or the Compensation Committee of the Board.

(b)	Bonus. Executive shall be eligible to receive an annual bonus in an amount to be determined by the Board. Executive’s annual target bonus shall be up to 50% of Executive’s Annual Salary, subject to the attainment of such goals as the Board or Compensation Committee shall establish.

(c)	Business Expenses. Executive shall receive prompt reimbursement of all reasonable business expenses consistent with her duties, responsibilities and authority. Reimbursement is subject to timely accounting by the executive according to the Company’s reimbursement procedures for executive officers.

(d)	Vacation. Executive will be provided three weeks of vacation per calendar year, prorated based on date of hire, with additional weeks in accordance with the anniversary dates pursuant to the Company’s vacation policy.

(e)	Stock Options. Executive shall be entitled to receive stock options in the amount and frequency set forth in Executive’s Offer Letter. In the event the Company completes successfully a sale of its stock through an initial public offering, Executive may receive additional stock and/or options at the discretion of the Board of Directors.

(f)	Other Benefits. Executive shall be entitled to participate in all medical and other employee plans of the Company, if any, on the same basis as other executives of the Company, subject in all cases to the respective terms of such plans.

5.	Termination.

(a)	Death. This Agreement and Executive’s employment hereunder shall terminate immediately upon Executive’s death. In such event, the Company shall be obligated to pay only Executive’s salary to the date of Executive’s death and any earned but unpaid bonus with respect to any calendar year ended prior to the date of termination.

(b)	Incapacity. To the extent permitted by law, if Executive is absent from her employment for reasons of illness or other physical or mental incapacity which renders Executive unable to perform the essential functions of her position, with or without reasonable accommodation, for more than an aggregate of 90 days, whether or not consecutive, in any period of twelve consecutive months, then upon at least 60 days’ prior written notice to Executive, if such is consistent with applicable law, the Company may terminate this Agreement and Executive’s employment hereunder, unless, within that notice period, Executive shall have resumed performance of the essential functions of her positions, with or without reasonable accommodation.

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(c)	Termination by the Company.

(i)	Termination for Cause. The Company may terminate this Agreement and Executive’s employment hereunder at any time for Cause. As used herein, “Cause” shall mean:

(A)	A material breach by Executive of Executive’s duties and obligations hereunder, including but not limited to gross negligence in the performance of her duties and responsibilities or the willful failure to follow the CEO’s directions. The Company may provide thirty (30) days to cure such material breach.

(B)	Willful misconduct by Executive which in the reasonable determination of the Board or the Company has caused or is likely to cause material injury to the reputation or business of the Company;

(C)	Any act of fraud, material misappropriation or other dishonesty by Executive; or

(D)	Executive’s conviction of a felony.

Executive shall be considered to have been discharged for Cause if the Company determines within 30 days after her resignation or discharge that discharge for Cause was warranted. In the event of termination for Cause, the Company shall be obligated to pay Executive only Executive’s salary up to the date of termination and any earned but unpaid bonus with respect to any calendar year ended prior to the date of termination.

(ii)	Termination Without Cause.

(A)	The Company may terminate this Agreement and Executive’s employment hereunder for reason other than death, incapacity or Cause upon no less than 60 days’ prior written notice to Executive. In the event the Company terminates this Agreement pursuant to the provisions of this Section, Executive shall be entitled to receive a severance payment equal to twelve months of Executive’s Annual Salary at the time of termination (the “Severance Payment”). Subject to Section 10 below, the Severance Payment shall be payable in a series of 12 monthly installments commencing on the first day of the month following the date of termination.

(B)	If the Company is obligated by law (including the WARN Act or any similar state or foreign law) to pay Executive severance pay, a termination indemnity, notice pay, or the like, then the amount of such legally required pay shall reduce the Severance Payment hereunder.

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(C)	Notwithstanding anything herein to the contrary, the payment of any Severance Payments hereunder to Executive shall be subject to the execution by Executive (and failure to revoke) of a general release and hold harmless of the Company and its affiliates of any and all claims under this Agreement or related to or arising out of Executive’s employment hereunder, in a form and manner satisfactory to the Company and Executive.

(D)	Executive will not be entitled to receive Severance Payments under this section in the event this Agreement is terminated as a result of the Company’s giving notice of non-renewal prior to the end of the Initial Term or any Additional Term as provided in Section 2 above.

(E)	In the event of termination by the Company without Cause, the Company shall be obligated to pay Executive only Executive’s salary up to the date of termination and any earned but unpaid bonus with respect to any calendar year ended prior to the date of termination except where identified in (A) above.

(d)	Termination by Executive Without Good Reason. Executive may terminate this Agreement and her employment hereunder for any reason whatsoever, upon no less than 120 days’ prior written notice to the Company. In the event that Executive terminates this Agreement pursuant to the provisions of this Section 5(d) without “Good Reason” as hereinafter defined, the Company shall be obligated to pay Executive only Executive’s salary up to the date of termination and any earned but unpaid bonus with respect to any calendar year ended prior to the date of termination.

(e)	Termination by Executive For Good Reason. If Executive resigns for Good Reason, then Executive’s termination shall be treated as a termination by the Company without Cause pursuant to Section 5(c)(ii) hereof. As used herein, a resignation for “Good Reason” shall mean a resignation by Executive within 90 days following the initial existence of one or more of the following conditions arising without Executive’s consent:

(i)	A material reduction in Executive’s Annual Salary;

(ii)	A material diminution in Executive’s authority, duties, or responsibilities;

(iii)	A relocation of Executive’s principal place of employment by more than 50 miles from its location at the Effective Date of this Agreement; or

(iv)	Any other action or inaction that constitutes a material breach by the Company of this Agreement;

Provided, however, that Good Reason shall not exist unless Executive has provided the Company with a written notice setting forth the reason(s) for the existence of Good Reason within 30 days of the initial existence of the condition(s), and the Company has not cured the reason(s) for the existence of Good Reason within 30 days after receiving such notice.

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6.	Change in Control.

(a)	Change in Control Severance Compensation. If within twelve months following a Change in Control (as defined below) Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason, then Executive shall be entitled to terminate this Agreement and employment hereunder and receive from the Company a payment equal to 200% of the amount of the Severance Payment specified in Section 5(c)(ii) or 5(e) of this Agreement (the “Change in Control Compensation”). Subject to Section 10 hereof, the Change in Control Compensation shall be payable in 12 monthly installments commencing on the first day of the month following the date of termination. If for any reason any court determines that any of the restrictions contained in Section 8 hereof are not enforceable, the Company shall have no obligation to pay the Change in Control Compensation or any remaining installment thereof to Executive. The Company agrees it will not petition any court to determine that any of the restrictions contained in Section 8 hereof are not enforceable in order to avoid the obligation to pay the Change of Control Compensation referenced above.

(b)	Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i)	The date any one person, or more than one “person” acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person(s)) ownership of common stock possessing 51% or more of the total voting power of the common stock of the Company;

(ii)	individuals who at any time during the term of this Agreement constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person were a member of the Incumbent Board;

(iii)	any consolidation or merger to which the Company is a party, if following such consolidation or merger, stockholders of the Company immediately prior to such consolidation or merger shall not beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or

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(iv)	any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company, other than to an entity (or entities) of which the Company or the stockholders of the Company immediately prior to such transaction beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities.

(c)	Nonduplication of Benefits. If Executive receives any Change in Control Compensation under this Section 6, he or she shall not be entitled to receive any Severance Payments under Section 5(c)(ii) or 5(e) hereof.

(d)	General Release. Notwithstanding anything herein to the contrary, the payment of any Change in Control Compensation hereunder to Executive shall be subject to the execution by Executive (and failure to revoke) of a general release and hold harmless of the Company and its affiliates of any and all claims under this Agreement or related to or arising out of Executive’s employment hereunder, in a form and manner satisfactory to the Company and Executive.

7.	Tax and Other Restrictions. Notwithstanding anything herein to the contrary:

(a)	Excess Parachute Payments. In the event that payment of any amount under this Agreement, including, but not limited to, any Severance Payment under Section 5(c)(ii) or 5(e) or Change in Control Compensation under Section 6, would cause Executive to be the recipient of an excess parachute payment within the meaning of section 280G(b) of the Code, the amount of the payments to be made to Executive pursuant to this Agreement shall be reduced to an amount equal to 299% of Executive’s “base amount” within the meaning of Code section 280G. The manner in which such reduction occurs, including the items of payment and amounts thereof to be reduced, shall be determined by the Company.

(b)	Payments in Excess of $1 Million. If any payment hereunder, including but not limited to, a Severance Payment under Section 5(c)(ii) or 5(e) or Change in Control Compensation under Section 6, would not be deductible by the Company for federal income tax purposes by reason of Code section 162(m), or any similar or successor statute (excluding Code section 280G), such payment shall be deferred and the amount thereof shall be paid to Executive at the earliest time that such payment shall be deductible by the Company.

8.	Covenants of the Executive.

(a)

Nonsolicitation. During the Employment Term and for a period of one year thereafter, Executive shall not, directly or indirectly, (i) employ, solicit for employment or otherwise contract for the services of any individual who is or was an employee of the Company or any of its Subsidiaries during the Employment Term; (ii) otherwise induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way knowingly interfere with the relationship between the Company or any such Subsidiary and any employee respectively thereof, provided, however, that this clause (ii) shall not prohibit the activities

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described in the preceding clause (i) following termination of the Employment Term with respect to any individual who was not an employee of the Company or its Subsidiaries during the Employment Term; or (iii) induce or attempt to induce any customer, supplier, broker, agent, licensee or other business relation of the Company or any Subsidiary of the Company to cease doing business with the Company or such Subsidiary, or interfere in any way with the relationship between any such customer, supplier, broker, agent, licensee or business relation and the Company or any subsidiary thereof.

(b)	Nondisclosure. For the Employment Term and thereafter, (i) Executive shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company’s Chief Executive Officer and Chief Legal Officer of any such order), directly or indirectly, other than in the regular and proper course of business of the Company and its Subsidiaries, any confidential knowledge or information with respect to the operations or finances of the Company or any of its Subsidiaries or with respect to confidential or secret processes, methods, services, techniques, reinsurance arrangements, customers or plans with respect to the Company or its Subsidiaries and (ii) Executive will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company and its Subsidiaries; provided, however, that Executive has no obligation, express or implied, to refrain from using or disclosing to others any knowledge or information which is or hereafter shall become available to the general public other than through disclosure by Executive, or as requested by regulatory bodies or as required by judicial courts. All new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by Executive, alone or with others, while an employee of the Company which are related to the business of the Company and its Subsidiaries shall be and become the sole property of the Company, unless released in writing by the Board, and Executive hereby assigns any and all rights therein or thereto to the Company.

(c)	Nondisparagement. During the Employment Term and thereafter, Executive shall not take any action to disparage or criticize the Company or its Subsidiaries or their respective employees, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company or its Subsidiaries. During the Employment Term and thereafter, the Company shall not take any action to disparage or criticize Executive to any third parties. Nothing contained in this Section 8(c) shall preclude either Executive or the Company from (i) making truthful statements or disclosures that are required by applicable law, regulation or legal process or (ii) enforcing their respective rights under this Agreement.

(d)

Noncompetition. In consideration of the payment to Executive of the Severance payments pursuant to Section 5(c)(ii) or 5(e) or Change in Control Compensation pursuant to Section 6, Executive hereby agrees that, from and after the Termination Date, and for 12 months thereafter, Executive shall not participate as a partner, joint venturer, proprietor, shareholder, employee or consultant, or have any other direct or indirect financial interest (other than a less than 10% interest in a corporation whose shares are regularly traded on a

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national securities exchange or in the over-the-counter market), including, without limitation, the interest of a creditor in any form, in, or in connection with, any business competing directly or indirectly with the business of the Company and its Subsidiaries in any geographic area where the Company and its Subsidiaries are actively engaged in conducting business as of the Termination Date. The purpose of this restrictive covenant is to protect the Company’s trade secrets and other confidential information, including, without limitation, its business plans, processes and customer information.

(e)	Return of Company Property. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer readable form) or property relating or belonging to the Company or its Subsidiaries or affiliates, whether prepared by Executive or otherwise coming into Executive’s possession in the course of the performance of her services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by Executive (including without limitations, any copies thereof), promptly upon request by the Company and, in any event, within 60 days following the Termination Date.

(f)	Scope. The Company and Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 8 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the agreements in this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respect as to which they may be enforceable, all as determined by such court in such action.

(g)	Enforcement. Both parties recognize that the services to be rendered under this Agreement by Executive are special, unique and of extraordinary character and that in the event of the breach by Executive of any of the terms and conditions of this Section 8 to be performed by her, then the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach hereof, or to enforce the specific performance hereof by Executive or to enjoin Executive from performing acts prohibited above during the period herein covered, but nothing herein contained shall be construed to prevent such other remedy in the courts as the Company may elect to invoke.

(h)	Other. If Executive competes with the Company or otherwise violates any of the restrictions contained in this Section 8, the Company shall have no obligation to pay the Severance Payment or Change of Control Compensation or any remaining installment thereof to Executive.

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9.	Indemnification. The Company shall provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and Executive’s heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of Executive’s having been a director or officer of the Company (whether or not Executive continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

10.	Application of Code Section 409A.

(a)	General. To the extent applicable, it is intended that this Agreement comply with the provisions of Code section 409A, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section shall control over any contrary provisions of this Agreement.

(b)	Restrictions on Specified Employees. In the event Executive is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i) and delayed payment of any amount or commencement of any benefit under this Agreement is required to avoid a prohibited distribution under Code section 409A(a)(2), then amounts payable in connection with Executive’s termination of employment will be delayed and paid, with interest at the short term applicable federal rate as in effect as of the termination date, in a single lump sum six months thereafter (or if earlier, the date of Executive’s death); provided, however, that payments to which Executive is entitled under Section 5(c)(ii), 5(e) and 6(a) of this Agreement need not be delayed under this Section 10(b) to the extent those payments would comply with the requirements of 1.409A-l(a)(b)(9), which generally requires that such payments not exceed two times the lesser of (1) Executive’s annualized compensation based on her annual rate of pay in the year before the date of termination or (2) the Code section 40l(a)(17) limit applicable to qualified plans during the year of Executive’s date of termination.

(c)	Separation from Service. Payments and benefits hereunder upon Executive’s termination or severance of employment with the Company that constitute deferred compensation under Code section 409A payable shall be paid or provided only at the time of a termination of Executive’s employment which constitutes a “separation from service” within the meaning of Code section 409A (subject to a possible six-month delay pursuant to the subsection (b) above).

(d)	Installment Payments. For purposes of Code section 409A, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments so that each payment hereunder is designated as a separate payment for purposes of Code section 409A.

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(e)	Reimbursements. All reimbursements and in kind benefits provided under this Agreement, including, but not limited to, payments under Sections 4(c) and 9, shall be made or provided in accordance with the requirements of Code section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f)	References to Code Section 409A. References in this Agreement to Code section 409A include both that section of the Code itself and any guidance promulgated thereunder.

11.	Miscellaneous.

(a)	Modification. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)	Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

(c)	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive or the Company at the address set forth below or to such other address as they shall notify each other in writing:

If to the Company:

Patriot Risk Management, Inc.

401 East Las Olas Boulevard, Suite 1540

Fort Lauderdale, Florida 33301

If to Executive:

To the last mailing address on file with the Company.

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(d)	Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns and Executive and personal representatives, heirs, legatees and beneficiaries. This Agreement may be assigned by the Company with the consent of Executive to a fiscally responsible entity that assumes the obligations set forth herein, but shall not be assignable by Executive.

(e)	Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Florida in every respect, including, without limitation, validity, interpretation and performance. Any dispute between the parties hereto, arising under or relating to this Agreement (as hereinafter defined), or Executive’s employment with the Company, other than for an action by the Company for specific performance, injunction or other equitable remedy to enforce Section 8 hereof shall be settled by arbitration in Fort Lauderdale, Florida in accordance with the then applicable rules of the American Arbitration Association. No appeal shall be permitted from arbitration nor shall any ruling or decision by the arbitrator be subject to appeal or otherwise be subject to challenge outside the arbitration proceeding. The prevailing party shall be decided by the arbitrator. The prevailing party may be awarded in such arbitration its reasonable attorneys’ fees and expenses, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(f)	Headings. Section headings and numbers herein are included for convenience of reference only and this Agreement is not to be construed with reference thereto. If there be any conflict between such numbers and headings and the text hereof, the text shall control.

(g)	Severability. If for any reason any portion of this Agreement shall be held invalid or unenforceable, it is agreed that the same shall not affect the validity or enforceability of the remainder hereof. The portion of the Agreement which is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provision(s), clause(s) or sentence(s) shall be deemed excised, modified or restricted to the extent necessary to render the same valid and enforceable and this Agreement shall be construed as if such invalid or unenforceable provision(s), clause(s), or sentences(s) were omitted. The provisions of this Section 11(g), as well as Sections 8 and 9 hereof, shall survive the termination of this Agreement.

(h)	Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all previous agreements between the parties. No officer, employee, or representative of the Company has any authority to make any representation or promise in connection with this Agreement or the subject matter thereof that is not contained therein, and Executive represents and warrants she has not executed this Agreement in reliance upon any such representation or promise. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

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(i)	Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

(j)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement all on the day and year first above written.

JUDITH HADDAD (Executive)	Patriot Risk Management, Inc.

/s/ Judith L. Haddad	/s/ Steven M. Mariano
Judith L. Haddad	Name: Steven M. Mariano
Title: President & CEO

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ASSIGNMENT AND ASSUMPTION OF EMPLOYMENT AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF EMPLOYMENT AGREEMENT (the “Assignment Agreement”) is entered into as of December 10, 2014 by and between Guarantee Insurance Group, Inc., f/k/a Patriot Risk Management, Inc., a corporation organized under the laws of Delaware (the “Assignor”), Patriot National, Inc., a corporation organized under the laws of Delaware (the “Assignee”) and Judith L. Haddad (the “Executive”).

WHEREAS, the Assignor is a party to an employment agreement with the Executive, dated as of February 19, 2010, as amended, modified or supplemented from time to time, (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides that the Assignor may, with the consent of Executive, assign its obligations under the Employment Agreement to a fiscally responsible entity that assumes the obligations set forth in the Employment Agreement;

WHEREAS, the Assignor desires to assign, and the Assignee desires to assume, all of the Assignor’s rights and obligations under the Employment Agreement;

WHEREAS, Executive hereby consents to the Assignor’s assignment of all of its rights and obligations under the Employment Agreement to the Assignee; and

WHEREAS, the Assignor, the Assignee and the Executive desire to amend certain provisions of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Effective as of the date hereof, (i) the Assignor hereby assigns, transfers and conveys to Assignee, and Assignee hereby accepts the assignment of, all rights and obligations with respect to the Employment Agreement and (ii) the Assignor is hereby discharged of any and all of its obligations under the Employment Agreement (together, the “Transfer”).

2.	Executive hereby consents to the Transfer for purposes of Section 11(d) of the Employment Agreement.

3.	Effective as of the date hereof, the provisions of the Employment Agreement shall be deemed to be amended, mutatis mutandis, to give effect to the Transfer, including (without limitation) that:

a.	notwithstanding Section 1 of the Employment Agreement, Executive’s title shall be Executive Vice President and Chief Information and Technology Officer of Patriot National, Inc. and Executive shall report to the Chief Executive Officer and Executive shall perform duties as may from time to time be assigned to Executive by the Chief Executive Officer; and

b.	all references to “the Company” in the Employment Agreement shall be deemed to refer to the Assignee.

4.	Effective as of the date hereof, the Employment Agreement is hereby amended and modified as follows:

a.	Section 7(a) of the Employment Agreement shall be modified by inserting the words “or otherwise” after the phrase “this Agreement” in the two instances where such phrase appears therein. For illustrative purposes, the foregoing modifications are marked in the excerpt text below.

“Excess Parachute Payments. In the event that payment of any amount under this Agreement or otherwise, including, but not limited to, any Severance Payment under Section 5(c)(ii) or 5(e) or Change in Control Compensation under Section 6, would cause Executive to be the recipient of an excess parachute payment within the meaning of Code Section 280G(b), the amount of the payments to be made to Executive pursuant to this Agreement or otherwise shall be reduced to an amount equal to 299% of Executive’s “base amount” within the meaning of Code Section 280G. The manner in which such reduction occurs, including the items of payment and amounts thereof to be reduced, shall be determined by the Company.”

b.	Section 7(b) of the Employment Agreement shall be modified by (i) deleting the word “time” and inserting the phrase ““permissible payment event” (within the meaning of Code section 409A)” in replacement thereof and (ii) deleting the third instance of the word “shall” and inserting the word “would” in replacement thereof. For illustrative purposes, the foregoing modifications are marked in the excerpt text below.

“Payments in Excess of $1 Million. If any payment hereunder, including but not limited to, a Severance Payment under Section 5(c)(ii) or 5(e) or Change in Control Compensation under Section 6, would not be deductible by the Company for federal income tax purposes by reason of Code Section 162(m), or any similar or successor statute (excluding Code Section 280G), such payment shall be deferred and the amount thereof shall be paid to Executive at the earliest “permissible payment event” (within the meaning of Code section 409A) ~~time~~ that such payment would ~~shall~~ be deductible by the Company.”

5.	Except as expressly amended or modified by this Assignment Agreement, all other terms and provisions of the Employment Agreement shall continue in full force and effect.

6.	This Assignment Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles thereof. This Assignment Agreement will inure to the benefit of and bind the respective successors of the parties hereto.

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7.	This Assignment Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement. Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the date first written above.

[Signature pages follow]

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IN WITNESS WHEREOF, this Assignment and Assumption of Employment Agreement has been duly executed and delivered as of the date first above written.

GUARANTEE INSURANCE GROUP, INC.

By:	/s/ Charles K. Schuver
	Name:	Charles K. Schuver
	Title:	President

PATRIOT NATIONAL, INC.

By:	/s/ Christopher A. Pesch
	Name:	Christopher A. Pesch
	Title:	Executive Vice President &
General Counsel

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IN WITNESS WHEREOF, this Assignment and Assumption of Employment Agreement has been duly executed and delivered as of the date first above written.

/s/ Judith L. Haddad
Judith L. Haddad

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